Exhibit 10.1
SEPARATION AGREEMENT AND RELEASE
     This Separation Agreement and Release (the “Agreement”) is entered into between the MetroBank, N.A., (“the Bank”) and Allen Cournyer (“Executive”). Executive and the Bank agree as follows:
1. Definitions
     (a) “Cournyer” or “Executive” as used in this Agreement means Allen Cournyer, himself, his spouse (if any), and his family members, his heirs, devisees, legatees, executors, administrators, successors, assignees, agents, representatives, businesses, insurers, subrogees, attorneys and all persons or entities claiming through Cournyer and Cournyer’s spouse (if any), family members, heirs, devisees, legatees, executors, administrators, successors, assigns, agents, representatives, businesses, insurers, subrogees and attorneys.
     (b) “MetroBank, N.A.” or “the Bank” as used in this Agreement means MetroBank, N.A., and any of MetroBank, N.A.’s successors, assigns, businesses, affiliates, sister companies, parent companies, subsidiaries, divisions, partnerships, limited partnerships, partners, joint ventures, predecessors, officers, directors, trustees, conservators, employees, agents, insurance carriers, contractors, representatives, shareholders, attorneys and all persons or entities claiming through its successors, assigns, businesses, affiliates, sister companies, parent companies, subsidiaries, divisions, partnerships, limited partnerships, partners, joint ventures, predecessors, officers, directors, trustees, conservators, employees, agents, insurance carriers, contractors, representatives, shareholders and attorneys.
2. Effective Date. The Agreement will become final, binding and enforceable on the eighth day after Executive signs the Agreement, assuming that the Executive does not revoke the Agreement during the seven (7) day revocation period (the “Effective Date”).
3. Resignation: Pursuant to the resignation letter attached as Exhibit “A”, Executive has resigned from employment with the Bank. The parties shall treat Executive’s resignation as effective January 27, 2006 (the “Separation Date”).
4. Consideration: In consideration for Executive’s execution of this Agreement, Executive shall be entitled to the following:
     (a) TWO HUNDRED AND SEVEN THOUSAND DOLLARS AND NO/100 ($207,000.00), minus applicable statutory and/or voluntary withholdings, which is the equivalent of one year and one month’s salary at Executive’s current rate of pay, paid to Executive as continued salary, semi-monthly for a period of thirteen 13 months from the Separation Date;
     (b) a lump sum payment of NINETY-ONE THOUSAND FIVE HUNDRED AND NO/100 ($91,500.00), minus applicable statutory and/or voluntary withholdings;
     (c) provided that the Executive makes a timely election of continuation (“COBRA”) coverage under the Bank’s medical plan, payment by the Bank of the COBRA premiums for Executive until the earlier of (i) the expiration of one year following the Separation Date, or (ii)

Executive’s commencement of full-time employment with a new employer. Executive shall pay all COBRA premiums for any dependent coverage that Executive may elect,
     (d) payment by the Bank of the premiums for continued coverage for the Executive under the Bank’s life insurance plan until the earlier of (i) the expiration of one year following the Separation Date, or (ii) Executive’s commencement of full-time employment with a new employer. Executive shall pay all premiums for any dependent coverage that Executive may elect; and
     (e) a lump sum cash payment, in recognition of the Executive’s 2,000 unvested stock options, equal to (i) the difference between (A) the closing price of a share of MetroCorp Bancshares, Inc. common stock on The Nasdaq Stock Market, Inc, on the last trading day immediately prior to the date this Agreement is executed and (B) $24.04, the per share exercise price of your unvested stock options, multiplied by (ii) 2,000, minus applicable statutory and/or voluntary withholdings.
     Executive acknowledges that these benefits (hereinafter collectively referred to as the “Separation Benefits”) are monies and benefits to which Executive is not entitled, and that Executive has been paid all wages, bonuses, and commissions owed to Executive. The Separation Benefits will be paid (or commence to be paid) to Executive or available to Executive in accordance with Paragraph 4 upon the Effective Date.
5. Release: For the consideration set forth in Paragraph 4, the Separation Benefits to which Executive is not otherwise entitled, and the sufficiency of which Executive acknowledges, Executive hereby KNOWINGLY AND VOLUNTARILY RELEASES AND DISCHARGES THE BANK from any and all, grievances, claims, demands, and/or causes of action whatsoever, presently known or unknown, that are based upon facts occurring on or prior to the date of Executive’s signing of this Agreement, including, but not limited to, any matter or action related to your employment with, separation from, and/or affiliation with the Bank, including: (a) any claims under any federal, state, or local statute, regulation or ordinance, such as those under the Texas Commission on Human Rights Act, Chapter 451 of the Texas Labor Code, the Texas Payday Law, Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, and the Civil Rights Act of 1991, the Equal Pay Act of 1963, the Fair Labor Standards Act, §1981 of the Civil Rights Act of 1866, Executive Order 11246, Veteran’s Employment and Reemployment Rights Act, Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment Retraining and Notification Act, Rehabilitation Act, Sarbanes Oxley, Age Discrimination in Employment Act, as amended by the Older Worker Benefit Protection Act; (b) any tort, contract, or other common law claims, all claims for intentional infliction of emotional distress, matters or actions related to your employment and/or affiliation with, or termination and/or separation from, the Bank, excepting only claims under the unemployment compensation laws; (c) any and all claims for past or future employment benefits, including, but not limited to, wages, bonuses, vacation pay, medical or dental insurance coverage, short or long term disability benefits, and/or other benefits which may accrue or which have accrued after the Separation Date as a result of your employment and/or affiliation with, and/or termination and/or separation from the Bank.

6. Confidential and Proprietary Information: Executive acknowledges that, during Executive’s employment with the Bank, Executive had access to confidential and proprietary business information that constitutes valuable and unique property of the Bank. For purposes of this Agreement, “Confidential Information” means and includes the Bank’s confidential and/or proprietary information and/or trade secrets, including those of any subsidiaries, that have been and/or will be developed or used and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, but is not limited to, the: information regarding past, current and prospective customers and investors and business affiliates, employees, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures, pricing, and pricing techniques; including contact names, services provided, pricing, type and amount of services used, financial data; pricing strategies and price curves; positions; plans or strategies for expansion or acquisitions; budgets; research; financial and sales data; trading methodologies and terms; communications information; evaluations, opinions and interpretations of information and data; marketing and merchandising techniques; electronic databases; models; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; Bank structure; personnel information; payments or rates paid to consultants or other service providers; and other such confidential or proprietary information. Executive acknowledges that the Bank’s business is highly competitive, that this Confidential Information constitutes a valuable, special and unique asset of the Bank, and that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Bank.
Executive acknowledges that disclosure of this information would cause substantial and irreparable harm, loss of goodwill, and injury to the Bank. Executive agrees that Executive will not directly or indirectly disclose any confidential or proprietary information or documents relating to the Bank. In addition, Executive agrees to return all of the Bank’s property.
7. Covenant Not to Compete: The Executive agrees that, for the period beginning on the Separation Date and for one (1) year thereafter (the “Non-Competition Period”), the Executive will not, in any capacity, directly or indirectly:
(a) compete or engage, anywhere in the geographic area of Harris County (the “Market Area”), in a business similar to that of the Bank, i.e., Asian-centric banking (“the Bank’s Business”);
(b) take any action to invest in, own, manage, operate, control, participate in, be employed or engaged by or be connected in any manner with any partnership, corporation or other business or entity engaging in the Bank’s Business anywhere within the Market Area. Notwithstanding the foregoing, the Executive is permitted hereunder to own, directly or indirectly, up to one percent (1%) of the issued and outstanding securities of any publicly traded financial institution conducting business in the Market Area;
(c) call on, service or solicit competing business from former customers of the Bank; or

(d) call on, solicit or induce any employee of the Bank whom the Executive had contact with, knowledge of, or association with to terminate employment from the Bank, and will not assist any other person or entity in such activities.
     (e) The Executive acknowledges that the restrictions imposed by this Agreement are legitimate, reasonable and necessary to protect the Bank and its confidential information. The Executive acknowledges that the scope and duration of the restrictions contained herein are reasonable in light of the time that the Executive has been engaged in the business of the Bank and the Executive’s relationship with the customers of the Bank. The Executive further acknowledges that the restrictions contained herein are not burdensome to the Executive in light of the consideration paid therefore and the other opportunities that remain open to the Executive. Moreover, the Executive acknowledges that Executive has and will have other means available to him for the pursuit of his livelihood after the Separation Date.
8. Injunctive Relief. The Executive acknowledges and agrees that the breach of any of the covenants made by the Executive in this Agreement would cause irreparable injury to the Bank, which could not sufficiently be remedied by monetary damages; and, therefore, that the Bank shall be entitled to obtain such equitable relief as declaratory judgments; temporary, preliminary and permanent injunctions, without posting of any bond, and order of specific performance to enforce those covenants or to prohibit any act or omission that constitutes a breach thereof. If the Bank must bring suit to enforce this Agreement, the prevailing party shall be entitled to recover its attorneys’ fees and costs related thereto.
9. Tolling. In the event that the Bank shall file a lawsuit in any court of competent jurisdiction alleging a breach of the non-disclosure, non-solicitation or non-competition provisions of this Agreement by the Executive, then any time period set forth in this Agreement including the time periods set forth above, shall be deemed tolled as of the time such lawsuit is filed and shall remain tolled until such dispute finally is resolved either by written settlement agreement resolving all claims raised in such lawsuit or by entry of a final judgment in such lawsuit and the final resolution of any post-judgment appellate proceedings.
10. Non-admission: This Agreement is not an admission by either Executive or the Bank of any wrongdoing or liability.
11. Cooperation. Executive agrees that Executive will provide will provide reasonable assistance to the Bank with the transition to a new Vice-President of Information Technology. Executive further agrees that Executive will provide reasonable cooperation to the Bank at reasonable and mutually agreeable times in response to requests made by the Bank in matters relating to internal investigations, external investigations, and/or judicial or administrative proceedings arising out of or relating in any way to any facts or events occurring prior to the Executive’s Separation Date. This cooperation is an integral part of this Agreement, and Executive will not be compensated for such cooperation beyond that provided for in Paragraph 5 above, other than reimbursement for any reasonable expenses Executive may incur in connection with such cooperation.
12. Non-Disparagement. Executive agrees that Executive will act at all times hereafter in a manner consistent with the best interests of the Bank with respect to the Bank’s Board of

Directors, employees, agents, and third parties, and will not engage in any act or make any comments (written or oral), which are intended, or reasonably may be expected, to harm the missions and reputations or other interests of the Bank, its Board members, or its employees. Similarly, the officers and directors of the Bank, and its Board of Directors, agree not to engage in any act or make any comments (written or oral), which are intended, or reasonably may be expected, to harm Executive’s reputation or employment prospects. Nothing in this Paragraph 12 of the Agreement prevents the Executive or the Bank from engaging in any act (written or oral) that is necessary for the Executive to respond to any request made by any governmental agency, or appear in any proceedings before a court of law.
13. Twenty-one (21) Days to Consider and Seven (7) Days to Revoke: Executive acknowledges, represents and agrees, that in compliance with the Older Worker’s Benefit Protection Act: (i) Executive has been fully informed and is fully aware of Executive’s right to discuss any and all aspects of this matter with an attorney of Executive’s choice; (ii) Executive has carefully read and fully understand all of the provisions of this Agreement; and (iii) Executive has had up to and including a full twenty-one (21) days within which to consider this Agreement before executing it (or by executing this Agreement has knowingly and voluntarily elected to reduce this time period). Executive further acknowledges, represents, and agrees, that for a period of seven (7) days following the execution of this Agreement, Executive may revoke this Agreement by providing written notice to Michelle Phung, Executive Vice President, and the Agreement shall not become effective or enforceable until the revocation period has expired. If Executive revokes the Agreement, any and all originals or copies of the Agreement must be returned to Ms. Phung at the time of revocation. Executive acknowledges that if Executive revokes this Agreement within the seven (7) day period, Executive will not be entitled to Separation Benefits. Executive accepts the terms of this Agreement as fair and equitable under all the circumstances and voluntarily execute this Agreement.
14. Governing Law: This Agreement shall be determined and governed by the laws of the State of Texas, without reference to conflicts of law principles.
15. Entire Agreement: This Agreement represents the complete agreement between Executive and the Bank concerning the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral.
16. Construction: The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any party.
17. Contractual Agreement: The parties agree that every provision of this Agreement is contractual in nature, and that none of the provisions of this Agreement shall be treated as a mere recital.
18. Modification: No attempted modification or waiver of any of the provisions of this Agreement shall be binding on either party unless in writing and signed by both Executive and the Bank’s Chief Executive Officer. Each of the sections and provisions contained in this Agreement shall be enforceable independently of every other section or provision of this Agreement, and the invalidity or unenforceability of any section or provision shall not invalidate or render unenforceable any other section or provision contained in this Agreement.

MetroBank, N.A.

By:	/s/ George Lee	Date:	January 27, 2006

George Lee Chief Executive Officer

By:	/s/ Allen Cournyer	Date:	January 27, 2006

Allen Cournyer Executive